Exhibit 10.1

Binding Term Sheet

This Binding Term Sheet is made and agreed to as of June 15, 2023, by and among RumbleOn, Inc., a Nevada corporation (the “Company”), William Coulter (“Mr. Coulter”) and Mark Tkach (“Mr. Tkach,” and collectively with Coulter, the “Stockholders,” and collectively with the Company, the “Parties”).

▪	Immediately following the execution of this Binding Term Sheet, the Board will temporarily increase its size from seven to nine directors. Melvin Flanigan will immediately be appointed as an independent member of the Board, with a term expiring at the 2023 Annual Meeting. Mr. Tkach will also immediately be appointed as a member of the Board, with a term expiring concurrently with Marshall Chesrown’s resignation or removal, or other vacancy from the Board, at which time the Board will appoint Mr. Tkach to replace Mr. Chesrown or any other director whose seat has become vacant on the Board. Upon the expiration of each of Mr. Flanigan’s and Mr. Tkach’s terms for the new seats created pursuant to this paragraph, such expanded seat will be eliminated, thereby reducing the size of the Board back to seven directors. Mr. Tkack will resign from the Board the later of the end of his term as Interim CEO or Mr. Chesrown’s vacation of his Board seat.

▪	Immediately following the execution of this Binding Term Sheet, Mr. Coulter will be named as a Board Observer, with unrestricted access to all Board meetings, meetings of each committee of the Board, and RumbleOn books and records, subject to a mutually agreeable non-disclosure agreement. Following Mr. Tkach’s term on the Board, he shall also immediately be named as a Board Observer, with unrestricted access to all Board meetings, meetings of each committee of the Board, and RumbleOn books and records, subject to a mutually agreeable non-disclosure agreement.

▪	Immediately following the execution of this Binding Term Sheet, the Board will appoint Steve Pully as Chairman, and will appoint and/or remove directors from the following Board committees such that, in a manner consistent with the Company’s organizational documents and corporate governance policies, those committees are comprised of the following:

◌	Nominating and Corporate Governance: Lee (Chair), Flanigan, Polak

◌	Audit: Flanigan (Chair), Pully, Westfall

◌	Compensation: Polak (Chair), Flanigan, , Pully

◌	CEO Transition: Tkach (Chair), Lee, Polak, Pully, Westfall, Coulter (non-voting until such time he is appointed to Board)

Mr. Pully shall remain as Chairman, and these Committees shall remain comprised of these individuals, until at least the conclusion of the Standstill Agreement Period (defined below), unless the Stockholders consent in writing otherwise.

▪	Messrs. Alexander’s and Marchlik’s service on the Board will expire in connection with the 2023 Annual Meeting, scheduled to be held no later than July 14, 2023. If the 2023 Annual Meeting does not occur by July 24, 2023, or Messrs. Alexander and Marchlik do not otherwise vacate the Board by July 24, 2023, the Standstill Agreement Period shall immediately end, the Standstill Agreement terms below shall immediately be dissolved, and the Stockholders shall have no further obligations or duties in connection with those terms. The Board will nominate Messrs. Coulter and Flanigan for election at the 2023 Annual Meeting to the seats being vacated by Messrs. Marchlik and Alexander at the 2023 Annual Meeting.

▪	The Stockholders, and all of the participants in their proxy statement, will withdraw all existing nominations and proposals in connection with the 2023 Annual Meeting.

▪	For a period of 90 days beginning on date of this Binding Term Sheet, the Stockholders agree to vote as recommended by the Board at any annual or special meeting of the Company’s stockholders, and to refrain from calling any special meetings of the Company’s stockholders, granting or soliciting proxies (other than to named proxies included in the Company’s proxy card for any stockholder meeting), or making any nominations or proposals at any annual or special meetings of stockholders (the “Standstill Agreement Period”). The Parties agree not to disparage each other during the Standstill Agreement Period.

▪	No earlier than July 1st, 2023, and no later than July 5th, 2023, the Company will reimburse the Stockholders an estimated $2.5 million in reasonable, documented, out of pocket advisor fees incurred by the Stockholders in connection with their proxy contest.

▪	The parties will agree on the timing and substance of a public announcement regarding the Binding Term Sheet, subject to applicable law.

▪	This Binding Term Sheet constitutes a commitment by the Parties to negotiate in good faith and to enter into the Cooperation Agreement that includes the terms and conditions herein and such other appropriate customary terms and conditions. Until such time as such definitive Cooperation Agreement is entered into, and notwithstanding whether such definitive Cooperation Agreement is entered into, the Parties agree that this Binding Term Sheet is fully and finally binding on each Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Binding Term Sheet to be duly executed on June 15, 2023.

RUMBLEON, INC.

By:	/s/ Steven J. Pully
Name:	Steven J. Pully
Title:	Director

WILLIAM COULTER

/s/ William Coulter

MARK TKACH

/s/ Mark Tkach